Exhibit 4.3

                October 2, 2018

Husky Energy Inc.

Re: Consent of Independent Engineers

We hereby consent to the use of and reference to our name and our report auditing the crude oil, natural gas and natural gas liquids reserves estimates and respective net present values of Husky Energy Inc. (the “Company”) as of December 31, 2017, and the inclusion and incorporation by reference of information derived from our report, in the Company’s registration statement on Form F-80 filed with the US Securities and Exchange Commission on the date hereof and the offer to purchase and circular dated October 2, 2018.

We also consent to the references to us under the headings “Experts” in the registration statement and offer to purchase and circular.

If you have any questions, do not hesitate to contact the undersigned.

Sincerely,

Sproule Associates Limited

Cameron Six, P.Eng.
President and CEO

Calgary, Alberta
October 2, 2018

CPS:nmt

W:\Client Work Documents\4471\Consent\2018-10-02 - CPS (F-80).docx

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